Exhibit 1.1

EXECUTION VERSION

Aon plc

Aon Corporation

€500,000,000 2.875% Senior Notes Due 2026

UNDERWRITING AGREEMENT

May 7, 2014

CREDIT SUISSE SECURITIES (EUROPE) LIMITED
BARCLAYS BANK PLC
DEUTSCHE BANK AG, LONDON BRANCH

As Representatives of the several Underwriters, (the “Representatives”)

c/o

Credit Suisse Securities (Europe) Limited
One Cabot Square
London E14 4QJ
United Kingdom

Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London E14 4BB
United Kingdom

Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom

Ladies and Gentlemen:

1.  Introductory. Aon plc, a public limited company organized under the laws of England and Wales (the “Company”), agrees with the several Underwriters named in Exhibit A hereto (the “Underwriters”) to issue and sell to the several Underwriters €500,000,000 principal amount of its 2.875% Senior Notes due 2026 (the “Notes”), to be issued under an indenture dated as of May 24, 2013 between the Company, the Guarantor (as defined below) and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Indenture”). The Notes will be fully and unconditionally guaranteed as to the payment of principal and interest by Aon Corporation, a Delaware corporation (the “Guarantor,” and such guarantee, the “Guarantee”). The Notes, together with the Guarantee, are referred to in this Agreement as the “Securities.” In connection with the issuance of the Securities, the Company will enter into a paying agency agreement (the “Paying Agency Agreement”), to be dated as of the Closing Date, among the Company, the Guarantor and The Bank of New York Mellon, London Branch, as London Paying Agent.

The Securities will be issued in book-entry form and deposited with a common depositary or its nominee (the “Depositary”) on behalf of Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V.

2.  Representations and Warranties of the Company.  Each of the Company and the Guarantor represents and warrants to, and agrees with, the several Underwriters that:

(a)  Filing and Effectiveness of Registration Statement; Certain Defined Terms.  The Company and the Guarantor have filed with the Commission a registration statement on Form S-3 (No. 333-183686), including a related prospectus or prospectuses, covering the registration of the Securities under the Act, which has become effective.  “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified.  “Registration Statement” without reference to a time means the Registration Statement as of the time as of which such Registration Statement was declared effective by the Commission or has become effective upon filing pursuant to Rule 462(c).  For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 5:01 p.m. (London time) on the date of this Agreement.

“Closing Date” has the meaning set forth in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Securities, and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Exhibit B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement.  For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that such form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b)  Compliance with Act Requirements.  (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus) and (C) on the Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to (i) that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) of the Trustee under the Trust Indenture Act and (ii) statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(c)  Automatic Shelf Registration Statement.  (i)  Well-Known Seasoned Issuer Status.  (A)  At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time the Company, the Guarantor or any person acting on its or their behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption of Rule 163, each of the Company and the Guarantor was a “well known seasoned issuer” as defined in Rule 405, including not having been an “ineligible issuer” as defined in Rule 405.

(ii)            Effectiveness of Automatic Shelf Registration Statement.  The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective within three years of the date of this Agreement.

(iii)         Eligibility to Use Automatic Shelf Registration Form.  Neither the Company nor the Guarantor has received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form.

(iv)        Filing Fees.  The Company or the Guarantor has paid or shall pay the required Commission filing fees relating to the Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(d)         Ineligible Issuer Status.  (i)  At the earliest time after the filing of the Registration Statement that the Company, the Guarantor or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) at the date of this Agreement, each of the Company and the Guarantor was not and is not an “ineligible issuer,” as defined in Rule 405.

(e)          General Disclosure Package.  As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus supplement, dated May 7, 2014, including the base prospectus, dated August 31, 2012 (which is the most recent Statutory Prospectus distributed to investors generally), any document incorporated by reference therein and the other information, if any, stated in Exhibit B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from the General Disclosure Package in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(f)           Issuer Free Writing Prospectuses.  Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the Closing Date or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement.  If at any time following issuance of an Issuer Free Writing Prospectus and prior to the Closing Date there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would, when considered together with the rest of the General Disclosure Package, include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g)          Good Standing of the Company.  Each of the Company and the Guarantor has been duly incorporated and is existing and, where such concept applies, in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority, where such concept applies to own its properties and conduct its business as described in the General Disclosure Package; and each of the Company and the Guarantor is duly qualified to do business as a foreign corporation in good standing, where such concept applies in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect or any development or event involving a prospective material adverse effect on the financial condition, results of operations, business or properties of the Company, the Guarantor and their respective subsidiaries taken as a whole (“Material Adverse Effect”).

(h)     Significant Subsidiaries.  Each subsidiary of the Company designated on Exhibit C hereto (each, a “Significant Subsidiary”) (i) has been duly incorporated and is existing and in good standing under the laws of the jurisdiction of its incorporation and (ii) has the corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package, except, in the case of clause (ii) above, as would not reasonably be expected to have a Material Adverse Effect; and each Significant Subsidiary of the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; all of the issued and outstanding capital stock of each Significant Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and except as described in the General Disclosure Package, the capital stock of each Significant Subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and security interests.

(i)             Execution and Delivery of Indenture.  The Indenture has been duly authorized, executed and delivered by each of the Company and the Guarantor (assuming the due authorization, execution and delivery of the Indenture by the Trustee), is a valid and binding agreement of each of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with its terms, and has been qualified under the Trust Indenture Act; the Notes and Guarantee have been duly authorized and, when the Notes and Guarantee are delivered and paid for pursuant to this Agreement on the Closing Date, such Notes will have been duly executed, authenticated, issued and delivered (assuming that the Notes have been authenticated in the manner provided for in the Indenture) and such Guarantee will have been duly executed, issued and delivered, and the Notes and the Guarantee will conform in all material respects to the information in the General Disclosure Package and to the description of such Securities contained in the Final Prospectus and the Indenture, and such Securities will constitute valid and legally binding obligations of the Company or the Guarantor, as the case may be, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(j)            Execution and Delivery of the Paying Agency Agreement.  The Paying Agency Agreement has been duly authorized, executed and delivered by each of the Company and the Guarantor and constitutes a valid and binding agreement of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(k)         Absence of Further Requirements.  No consent, approval, authorization or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement or the Indenture in connection with the offering, issuance and sale of the Securities by the Company and the Guarantor, except such as have been obtained or made and such as may be required under federal or state securities laws and except as disclosed or contemplated in the General Disclosure Package and the Final Prospectus.

(l)             Absence of Defaults and Conflicts Resulting from Transaction.  The issuance and sale by the Company and Guarantor of the Securities and the execution and delivery by the Company and Guarantor of this Agreement, and the performance by the Company and Guarantor of its obligations under this Agreement, the Indenture and the Securities, will not contravene (i) the articles of association, certificate of incorporation or by-laws of the Company or the Guarantor, as applicable, (ii) any agreement or other instrument filed as a “material contract” with respect to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 or the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, or (iii) any provision of material applicable law or any material judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company, the Guarantor or any of their respective subsidiaries.

(m)     Absence of Existing Defaults and Conflicts.  Neither the Company nor the Guarantor is in violation of its organizational documents or in default (or with the giving of notice or lapse of time would be in default) in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument or agreement to which it is a party or by which it or any of its properties may be bound, which violation or default would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(n)         Authorization of Agreement.  This Agreement has been duly authorized, executed and delivered by each of the Company and the Guarantor.

(o)         Possession of Licenses and Permits.  The Company, the Guarantor and their respective subsidiaries possess such certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by them as described in the Registration Statement, the General Disclosure Package and the Final Prospectus and, to the knowledge of the Company and the Guarantor, have not received any notice of proceedings relating to the revocation or modification of any certificates, authorities or permits, except where the failure to possess such certificates, authorities or permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)         Absence of Labor Dispute.  No labor dispute with the employees of the Company, Guarantor or any of their respective subsidiaries exists or, to the knowledge of the Company and the Guarantor, is imminent that would reasonably be expected to have a Material Adverse Effect.

(q)         Accurate Disclosure.  The statements in the General Disclosure Package and the Final Prospectus under the headings “Description of the Securities,” “Description of the Debt Securities and Guarantees” and “Material U.S. Federal Income Tax Consequences,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are, in all material respects, accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown.

(r)            Absence of Manipulation.  Neither the Company nor the Guarantor has taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(s)           Internal Controls.  There are no material weaknesses in the Company’s internal controls over financial reporting (“Internal Controls”). Except as disclosed in the General Disclosure Package, since the date of the latest audited financial statements included in the General Disclosure Package, there has been no change in the Company’s internal control that has materially affected, or is reasonably likely to materially affect, the Company’s Internal Controls. The Company maintains a system of Internal Controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls, that comply with Rule 13a-15 under the Exchange Act and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. General Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(t)            Litigation.  There are no legal or governmental proceedings pending or, to the knowledge of the Company or Guarantor, threatened to which the Company, the Guarantor or any of their respective subsidiaries is a party or to which any of the properties of the Company, the Guarantor or any of their respective subsidiaries is subject, other than proceedings fairly summarized in all material respects in the General Disclosure Package and proceedings which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair the power or ability of the Company or the Guarantor to perform its obligations under this Agreement, the Indenture or the Securities or to consummate the offering contemplated hereby.

(u)         Financial Statements.  The financial statements included in the Registration Statement, the General Disclosure Package and the Final Prospectus present fairly the financial position of the Company, the Guarantor and the Company’s consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis.

(v)         No Material Adverse Change in Business.  Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package, there has been no change, nor any development or event involving a prospective change, in the financial condition, results of operations, business, properties or prospects of the Company, the Guarantor, and their respective subsidiaries, taken as a whole, that is material and adverse.

(w)       Investment Company Act.  Neither the Company nor the Guarantor is and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the General Disclosure Package, neither the Company nor the Guarantor will be, required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(x)         No Unlawful Payments. ((i) Except to the extent as would not reasonably be expected to have a Material Adverse Effect or except as disclosed in the General Disclosure Package, the Company and the Guarantor are in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 and other applicable United States and foreign anti-corruption laws and regulations (collectively the “Anti-Corruption Laws”), (ii) since January 1, 2010, except to the extent as would not reasonably be expected to have a Material Adverse Effect or except as disclosed in the General Disclosure Package, neither the Company nor the Guarantor has been notified of or, in each case, to its knowledge, investigated for a potential violation of Anti-Corruption Laws; and (iii) the Company, the Guarantor and their respective subsidiaries have an operational anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by the Company, the Guarantor or their respective subsidiaries with Anti-Corruption Laws.

(y) Compliance with Money Laundering Laws. The operations of the Company, the Guarantor and their respective subsidiaries are and have been conducted at all times and in all material respects in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and all applicable anti-money laundering laws, rules and regulations (collectively, the “Anti-Money Laundering Laws”); and neither the Company, the Guarantor nor their respective subsidiaries, has been notified of or, in each case, to its knowledge has been investigated for a potential violation of the Anti-Money Laundering Laws.

(z) Compliance with OFAC.  (i) None of the Company, the Guarantor or any of the Guarantor’s subsidiaries or, to the knowledge of the Company and the Guarantor, any director, officer, employee or affiliate of the Company, the Guarantor or any of the Company’s subsidiaries is currently an individual or entity (A) on the Specially Designated Nationals List (“SDN List”), administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury; or (B) organized, located or a resident in a country or territory that is currently the subject of other OFAC sanction programs (a “Sanctioned Country”); and (ii) the Company will not knowingly use all or part of the proceeds of the offering of the Securities, or lend, contribute or otherwise make available all or part of such proceeds, to any subsidiary, joint venture partner or other person or entity on the SDN List or organized, located or a resident of a Sanctioned Country, for the purpose of financing their activities.

(aa) Taxes.  The Company and each of its Significant Subsidiaries have filed all U.S. federal and material U.S. state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof; all such returns were true and complete in all material respects; all taxes shown as due and payable on such returns have been timely paid, or withheld and remitted, to the appropriate taxing authority (except as currently being contested in good faith and for which reserves required by applicable U.S. or other generally accepted accounting principles have been created in the financial statements of the Company); and no material tax deficiency has been determined adversely to the Company or any of its Significant Subsidiaries.

(bb) Choice of Laws.  The choice of laws of the State of New York (without giving effect to its conflicts of law principles) as the governing law of this Agreement, the Securities, the Indenture (including the Guarantee set forth therein) is a valid choice of law under the laws of England and Wales and will be honored by the courts of England and Wales.

(cc) Jurisdiction.  The Company and the Guarantor have the power to submit, and pursuant to Section 17 of this Agreement have legally, validly, effectively and irrevocably submitted, to the non-exclusive jurisdiction of Federal and state courts in the Borough of Manhattan in the City of New York; and the Company has the power to designate, appoint and empower, and pursuant to Section 17 of this Agreement, has legally, validly and effectively designated, appointed and empowered, an agent for service of process in any suit or proceeding based on or arising under this Agreement in Federal and state courts, as applicable, in the Borough of Manhattan in the City of New York.

(dd) eXtensible Business Reporting Language Interactive Data. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the required information in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

3.  Purchase, Sale and Delivery of the Securities.  On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of 98.896% of the principal amount of the Securities, plus accrued interest from May 14, 2014 to the Closing Date (as hereinafter defined) the respective principal amounts of Securities set forth opposite the names of the Underwriters in Exhibit A hereto.

The Company will deliver the Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives at the office of Davis Polk & Wardwell LLP, 99 Gresham Street, London EC2R 7, United Kingdom, at 10:00 a.m., London time, on May 14, 2014, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “Closing Date”. For purposes of Rule 15c6-1 under the Exchange Act, the Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Securities sold pursuant to the offering. The Securities so to be delivered or evidence of their issuance will be made available for inspection at the above office of Davis Polk & Wardwell LLP at least 24 hours prior to the Closing Date.

4.  Offering by Underwriters.  It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Final Prospectus.

5.  Certain Agreements of the Company and the Guarantor. The Company and the Guarantor agree with the several Underwriters that:

(a)         Filing of Prospectuses.  The Company and the Guarantor have filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representatives, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement.  The Company and the Guarantor have complied and will comply in all material respects with Rule 433.

(b)         Filing of Amendments; Response to Commission Requests.  The Company and the Guarantor will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representatives a reasonable opportunity to comment on any such amendment or supplement; and the Company and the Guarantor will also advise the Representatives promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company or the Guarantor of any notification with respect to the suspension of the qualification of the Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose.  The Company and the Guarantor will use their commercially reasonable efforts to prevent the issuance of any such stop order suspending the effectiveness of the Registration Statement or the suspension of any such qualification where such lack of qualification would have a material adverse impact on the offering of Securities contemplated hereby and, if issued, to obtain as soon as possible the withdrawal thereof.

(c)          Continued Compliance with Securities Laws.  If, at any time on or prior to the completion of the public offer and sale of the Securities when a prospectus relating to the Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the

Act, the Company and the Guarantor will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance; provided that any such amendment or supplement required to be prepared after 90 days following the Closing Date shall be at the expense of the Underwriters. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d)         Rule 158.  As soon as practicable, but not later than 16 months, after the date of this Agreement, the Guarantor will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e)          Furnishing of Prospectuses.  The Company and the Guarantor will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives may reasonably request during such period of time after the first date of the public offering of the Securities as is required by law to be delivered (or required to be delivered but for Rule 172 under the Act) by any Underwriter.

(f)           Blue Sky Qualifications.  The Company and the Guarantor will arrange for the qualification of the Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Representatives may designate and will continue such qualifications in effect so long as required for the distribution; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(g)          Reporting Requirements.  For so long as the Securities remain outstanding, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to shareholders for such year; and the Company will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to shareholders, and (ii) from time to time, such other information concerning the Company or the Guarantor as the Representatives may reasonably request.  However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.

(h)         Payment of Expenses.  The Company and Guarantor will pay all expenses incident to the performance of their respective obligations under this Agreement, including but not limited to expenses of printing and distributing to the Underwriters prospectuses described in Section 5(e), any fees charged by investment rating agencies for the rating of the Securities, costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Securities including, without limitation, any travel expenses of the officers and employees of the Company and Guarantor, and any other expenses of the Company or Guarantor, fees and expenses incident to listing the Securities on the New York Stock Exchange, the NYSE MKT, NASDAQ Stock Market and other national and foreign exchanges, fees and expenses in connection with the registration of the Securities under the Exchange Act, and expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors. It is understood, however, that, except as provided in this Agreement, the Underwriters will pay all of their costs and expenses, including fees and expenses of counsel to the Underwriters, transfer taxes payable on resale of the Securities by them and any advertising expenses connected with any offers they make.

(i)         Use of Proceeds.  The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package.

(j)            Absence of Manipulation.  The Company and the Guarantor will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company or Guarantor to facilitate the sale or resale of the Securities.

6.  Free Writing Prospectuses.  (a) Issuer Free Writing Prospectuses.  The Company and the Guarantor each represent and agree that, unless they obtain the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company, the Guarantor and the Representatives, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission.  Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Company and the Guarantor each represent that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply in all material respects with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b)  Term Sheets.  The Company and Guarantor will prepare a final term sheet relating to the Securities, containing only information that describes the final terms of the Securities and otherwise in a form consented to by the Representatives, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for the offering of the Securities.  Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement.  The Company and Guarantor also consent to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Securities or their offering or (y) information that describes the final terms of the Securities or their offering and that is included in the final term sheet of the Company and the Guarantor contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

7.  Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Securities on the Closing Date will be subject to the accuracy of the representations and warranties of the Company and the Guarantor herein (as though made on the Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company and the Guarantor of their obligations hereunder and to the following additional conditions precedent:

(a)  Accountants’ Comfort Letter.  The Representatives shall have received letters, dated, respectively, the date hereof with respect to the General Disclosure Package and the Closing Date with respect to the Final Prospectus, of Ernst & Young LLP, a registered public accounting firm and independent public accountants with respect to the Company within the meaning of the Securities Laws, in form and substance satisfactory to the Representatives and containing statements and information of the type ordinarily included in accountants’ comfort letters with respect to the financial statements and certain financial information contained or incorporated by reference in the General Disclosure Package and the Final Prospectus, and the specified date of such letters shall be a date no more than three business days prior to the date hereof or the Closing Date, as applicable.

(b)  Filing of Prospectus.  The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company, the Guarantor or any Underwriter, shall be contemplated by the Commission.

(c)  No Material Adverse Change.  Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the financial condition, results of operations, business or properties of the Company, the Guarantor and their respective subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of the Company or the Guarantor by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company or the Guarantor for a possible downgrading of such rating or any announcement that the Company or the Guarantor has been placed on negative outlook; (iii)  any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impracticable to market or to enforce contracts for the sale of the Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company or the Guarantor on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Securities or to enforce contracts for the sale of the Securities.

(d)  Opinion of Counsel to the Company.  The Representatives shall have received an opinion, dated the Closing Date, of the Counsel to the Company, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Exhibit D hereto.

(e)  Opinion of Special U.K. Counsel for Company and the Guarantor and Opinion, Tax Opinion and Disclosure Letter of Special U.S. Counsel for the Company and the Guarantor.  The Representatives shall have received an opinion, dated the Closing Date, of Latham & Watkins (London) LLP, special U.K. counsel to the Company and the Guarantor, and an opinion, tax opinion and disclosure letter, dated the Closing Date, of Latham & Watkins LLP, special United States counsel to the Company and the Guarantor, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Exhibit E hereto.

(f)  Opinion and Disclosure Letter of Counsel for Underwriters.  The Representatives shall have received from Davis Polk & Wardwell LLP, counsel for the Underwriters, an opinion and a disclosure letter, dated the Closing Date, with respect to such matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(h)  Officer’s Certificate.  The Representatives shall have received a certificate, dated the Closing Date, of an executive officer of the Company and the Guarantor and a principal financial or accounting officer or treasurer of the Company and the Guarantor in which such officers shall state that: the representations and warranties of the Company and the Guarantor clauses (a), (c), (d), (e), (f), (k), (l), (n), (q), (w) and (z) of Section 2 of this Agreement are true and correct in all material respects; the representations and warranties of the Company and the Guarantor in clauses (b), (g), (h), (i), (j), (m), (o), (p), (r), (s), (t), (u), (v), (x), (y),  (aa), (bb), (cc) and (dd) of Section 2 of this Agreement are true and correct; the Company and the Guarantor have complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the dates of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the financial condition, results of operations, business or properties of the

Company, Guarantor and their respective subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(i)            Paying Agency Agreement.  The Representatives shall have received an executed copy of the Paying Agency Agreement.

The Company and the Guarantor will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives may reasonably request.  The Representatives may act on behalf of the Underwriters in connection with conditions precedent and closing deliverables and may, in their sole discretion, waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder.

8.  Indemnification and Contribution.  (a)  Indemnification of Underwriters.  The Company and the Guarantor will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company and the Guarantor will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from (i) that part of the Registration Statement that constitutes the Form T-1 of the Trustee under the Trust Indenture Act and (ii) any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

(b)  Indemnification of Company.  Each Underwriter will severally and not jointly indemnify and hold harmless each of the Company, the Guarantor, each of their respective directors and each of their respective officers who signs a Registration Statement and each person, if any, who controls the Company or the Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the following information in the General Disclosure Package and the Final Prospectus furnished on behalf of each Underwriter: the statement of market making with respect to the Underwriters in the second sentence of the sixth paragraph under the caption

“Underwriting”; and the description of stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids appearing in the tenth paragraph under the caption “Underwriting.”

(c)  Actions against Parties; Notification.  Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above.  In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party in such action), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)  Contribution.  If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantor on the one hand and the Underwriters on the other hand from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantor on the one hand and the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantor on the one hand and the Underwriters on the other hand shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantor or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.  The Company, the Guarantor and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9.  Default of Underwriters.  If any Underwriter or Underwriters default in their obligations to purchase the Securities hereunder on the Closing Date and the aggregate principal amount of the Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of the Securities that the Underwriters are obligated to purchase on the Closing Date, the Representatives may make arrangements satisfactory to the Company for the purchase of the Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Securities that such defaulting Underwriters agreed but failed to purchase on the Closing Date. If any Underwriter or Underwriters so default and the aggregate principal amount of the Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of the Securities that the Underwriters are obligated to purchase on the Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of the Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations.  The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantor or their officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company, the Guarantor or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Securities. If the purchase of the Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Sections 7(c)(iii), 7(c)(iv), 7(c)(vi), 7(c)(vii), 7(c)(viii) and 9 hereof, the Company and the Guarantor will reimburse the Underwriters for all out-of-pocket expenses reasonably incurred by them in connection with the offering of the Securities, and the respective obligations of the Company, the Guarantor and the Underwriters pursuant to Section 8 hereof shall remain in effect.  In addition, if any Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representatives, c/o Credit Suisse Securities (Europe) Limited, One Cabot Square, London E14 4QJ, United Kingdom (Facsimile No. +44 20 7905 6128), Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London E14 4BB, United Kingdom (Facsimile No. +44 20 7516 7548) Attention: Debt Syndicate or Deutsche Bank AG, London Branch, Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom (Facsimile No. (+44 (113) 336 1899) Attention Syndicate Desk; or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at Aon plc, 8 Devonshire Square, London EC2M 4PL, United Kingdom, Fax: +44 20 7972 9862, Attention: Company Secretary with a copy to 200 E. Randolph Street, Chicago, Illinois 60601, Attention: General Counsel; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12.  Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters.  The Representatives will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representatives will be binding upon all the Underwriters.

14.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15.  Headings.  The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of this Agreement.

16.  Absence of Fiduciary Relationship.  The Company and the Guarantor acknowledge and agree that:

(a)                                 No Other Relationship.  The Representatives have been retained solely to act as underwriters in connection with the sale of Securities and that no fiduciary, advisory or agency relationship between the Company and the Representatives has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or are advising the Company or the Guarantor on other matters;

(b)                                 Arms’ Length Negotiations.  The price of the Securities set forth in this Agreement was established by the Company and the Guarantor following discussions and arms-length negotiations with the Representatives, and the Company and the Guarantor are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)                                  Absence of Obligation to Disclose.  The Company and the Guarantor have been advised that the Representatives and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Guarantor and that the Representatives have no obligation to disclose such interests and transactions to the Company or the Guarantor by virtue of any fiduciary, advisory or agency relationship; and

(d)                                 Waiver.  The Company and the Guarantor waive, to the fullest extent permitted by law, any claims either of the Company or the Guarantor may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representatives shall have no liability (whether direct or indirect) to the Company or the Guarantor in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including members, stockholders, employees or creditors of the Company or the Guarantor.

17.  Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflicts of law principles.

The Company and the Guarantor hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  The Company and the Guarantor irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The Company hereby irrevocably appoints the Guarantor with an office at 200 E. Randolph Street, Chicago, Illinois 60601, Attention: General Counsel, as its agent to receive on behalf of the Company service of any legal process which may be served in all such actions and proceedings.  Such service may be made by mail or delivery of such process to the Company in care of such agent at the agent’s address set forth above and the Company hereby irrevocably authorizes and directs such agent to accept such service on behalf of the Company.

18. Judgment Currency. Each of the Company and the Guarantor agrees to indemnify each Underwriter against any loss incurred by such Underwriter as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such Underwriter is able to purchase United States dollars on the business day following actual receipt by such Underwriter of any sum adjudged or ordered to be so due in the Judgment Currency with the amount of the Judgment Currency actually received by such Underwriter. The foregoing indemnity shall constitute a separate and independent obligation of the Company and the Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as foresaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with purchase of, or conversion into, the relevant currency.

19.  Agreement Among Underwriters. Execution of this Agreement by the Representatives on their own behalf or on behalf of the Underwriters will constitute acceptance by the Underwriters of the ICMA Agreement

Among Managers Version 1 (New York Law Schedule), except that (i) paragraph 3 of the Agreement Among Managers will be deleted in its entirety and replaced with Section 9 of this Agreement and (ii) references in the Agreement Among Managers to the “Lead Manager” shall, save in the case of clause 5 of the Agreement Among Managers, be construed as references to Credit Suisse Securities (Europe) Limited, Barclays Bank PLC and Deutsche Bank AG, London Branch acting jointly and, in the case of clause 5, to Credit Suisse Securities (Europe) Limited; and references to “Settlement Lead Manager” and “Stabilising Manager” shall be construed as references to Credit Suisse Securities (Europe) Limited.

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Company, the Guarantor and the several Underwriters in accordance with its terms.

Very truly yours,

AON PLC

By:	/s/ Paul Hagy
Name: Paul Hagy
Title: Senior Vice President and Treasurer

AON CORPORATION

By:	/s/ Matthew M. Rice
Name: Matthew M. Rice
Title: Vice President and Secretary

[Company Signature Page to Underwriting Agreement]

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

Acting on behalf of themselves and as the
Representatives of the several Underwriters

By CREDIT SUISSE SECURITIES (EUROPE) LIMITED

By:	/s/ Richard Johnson
Name: Richard Johnson
Title: Authorised Attorney

By BARCLAYS BANK PLC

By:	/s/ Mark Bowring
Name: Mark Bowring
Title: Authorised Attorney

By DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Stephanie Lincoln
Name: Stephanie Lincoln
Title: Director

By:	/s/ Frazer Ross
Name: Frazer Ross
Title: Managing Director

[Underwriter Signature Page to Underwriting Agreement]

EXHIBIT A

Underwriter	Principal Amount of Securities
Credit Suisse Securities (Europe) Limited	€140,000,000
Barclays Bank PLC	€100,000,000
Deutsche Bank AG, London Branch	€100,000,000
ING Bank N.V. Belgian Branch	€35,000,000
Natixis	€35,000,000
ANZ Securities, Inc.	€15,000,000
Aon Benfield Securities, Inc.	€15,000,000
BMO Capital Markets Corp.	€15,000,000
Commerzbank Aktiengesellschaft	€15,000,000
Lloyds Bank plc	€15,000,000
Wells Fargo Securities, LLC	€15,000,000
Total	€500,000,000

A-1

EXHIBIT B

1.              General Use Free Writing Prospectus (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” means:

The pricing term sheet, dated May 7, 2014, a copy of which is attached hereto as Annex B-1.

2.              Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

None

B-1

ANNEX B-1

Pricing Term Sheet

B-1-1

EXHIBIT C

Significant Subsidiaries

Significant subsidiary:	Jurisdiction of incorporation:

Aon Benfield Global, Inc.	Delaware
Aon Consulting Worldwide Inc.	Maryland
Aon Corporation	Delaware
Aon Risk Services Companies, Inc.	Maryland

C-1